Exhibit 10.1
SATISFACTION AGREEMENT
     This Satisfaction Agreement (this “Agreement”) is made and entered into on this 22nd day of May, 2008, by and between ROBERT C. GRIEN, an individual, on behalf of himself, his spouse, agents, representatives, attorneys, assignees, heirs, executors, administrators, beneficiaries and trustees (“GRIEN”), and DEERFIELD CAPITAL CORP., on behalf of itself, its parents, subsidiaries, successors, assigns and related entities (“DEERFIELD” and together with GRIEN, the “Parties”).
W I T N E S S E T H:
     WHEREAS, GRIEN is employed by DEERFIELD’s subsidiary, Deerfield Capital Management LLC (“DCM”), as a Senior Managing Director, pursuant to an Employment Agreement dated July 10, 2004 and any supplements thereto, between GRIEN and DCM (the “Employment Agreement”), and has sought to clarify the nature and amount of consideration that may be due and owing to GRIEN pursuant to the Employment Agreement.
     WHEREAS, GRIEN and DEERFIELD, as the case may be, desire to, among other things, set forth their satisfaction of certain contractual interpretation matters involving GRIEN’s employment and compensation with DEERFIELD, and to resolve their dispute regarding compensation payments pursuant to the Employment Agreement, all in accordance with the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the terms and mutual promises contained herein, GRIEN and the Company agree as follows:
     1.  Payments and Satisfaction.  For and in consideration of the promises and other consideration described in this Agreement, on or before the date that is three business days after the date hereof (the “Enforcement Date”) the Company shall pay GRIEN the total sum of Six Hundred Sixty-Seven Thousand dollars ($667,000) (“Settlement Sum”). Applicable statutory deductions, including state and federal income taxes and Social Security taxes shall be withheld by DEERFIELD from the payment set forth above. The Settlement Sum is in full and final settlement of all claims by GRIEN against DEERFIELD and Releasees (as hereinafter defined) with respect to any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement.
     2.  General Release.  For and in consideration of the payments, promises, and other consideration described herein, and as a further material inducement to DEERFIELD and GRIEN to enter into this Agreement, the Parties agree as follows:
     (a)  GRIEN hereby irrevocably and unconditionally releases, acquits, and forever discharges DEERFIELD, and its parents, subsidiaries, successors, related entities and assigns, and all stockholders, parents, subsidiaries, affiliates, directors, officers, employees, former employees, agents, representatives, attorneys, subsequent purchasers and/or owners of all or substantially all assets of DEERFIELD, division of DEERFIELD, or any related entity, and all persons acting by, through, under, or in concert with any of them, and all successors and assigns thereof, (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, under the Employment Agreement, which GRIEN now has, had, or may hereafter claim to have had against Releasees by reason of any matter, act, omission, transaction, occurrence, or event under the Employment Agreement that has occurred or is alleged to have occurred up to the date of this Agreement.
     (b)  The Parties expressly acknowledge that this Agreement may be pled as a complete defense and will fully and finally bar any and all claims, known or unknown, against Releasees and GRIEN based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred under the Employment Agreement up to the date of this Agreement.
     3.  Withdrawal of Claims and Covenant Not to Sue.  For and in consideration of the payments, promises, and other consideration described in this Agreement, and as a material inducement to DEERFIELD to enter into this Agreement, GRIEN acknowledges that he has no pending claims, charges or lawsuits pending against the Releasees and agrees not to reinstitute any prior claims, charges or lawsuits against the Releasees involving any act or omission arising prior to the date of this Agreement.
     4.  Performance Shares.  The Parties agree that (i) GRIEN was awarded 299,435 Performance Shares pursuant to Deerfield’s First Amended and Restated Stock Incentive Plan as part of his 2007 bonus award, (ii) the Parties determined that the cash portion of GRIEN’S 2007 bonus award was less than the minimum cash amount due to GRIEN under the terms of the Employment Agreement and that this warranted a corresponding reduction in the number of Performance Shares that would have been issued (from 299,435 to 71,294), (iii) GRIEN did not execute the award agreement evidencing the grant of the Performance Shares and (iv) the additional cash bonus payment for 2007 that was payable under the terms of the Employment Agreement is included in the Settlement Sum. On the Enforcement Date and concurrently with his receipt of the Settlement Sum, GRIEN agrees to release any rights that he may have with respect to 228,141 of the 299,435 Performance Shares.
     5.  At-Will Employment Status.  GRIEN acknowledges that the Employment Agreement and all applicable supplements have expired pursuant to its term effective December 31, 2007 and except as to those portions of the Employment Agreement which expressly survive this date, the Employment Agreement is no longer in effect and GRIEN is an at-will employee of DEERFIELD.
     6.  Other Agreements by GRIEN.  GRIEN also agrees that:
     (a)  he is entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance. GRIEN has not been coerced, threatened, or intimidated into signing this Agreement; and
     (b)  he has been advised to consult with, and has consulted with, an attorney prior to signing this Agreement.

     7.  No Assignment.  GRIEN represents and warrants that he has not assigned to any other person, and no other person is entitled to assert on his behalf, any claim against the Releasees based on any matter, act, omission, transaction, occurrence, or event that has occurred or is alleged to have occurred up to the date of this Agreement, except as expressly set forth in this Agreement. GRIEN agrees to indemnify and hold harmless the Releasees from any such claim or claims that are asserted by any assignee or any other person for or on his behalf.
     8.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.
     9.  Tax Matters.  In the event GRIEN is subject to tax liability, related penalties or interest as a result of GRIEN’s release of the 228,141 Performance Shares as described in Paragraph 4 hereof, DEERFIELD will pay such tax liability, related penalties or interest on behalf of GRIEN. GRIEN shall promptly notify DEERFIELD in writing of any event or circumstances that may give rise to a claim hereunder and DEERFIELD shall have the opportunity to control the defense of any such claim. DEERFIELD shall be relieved of its obligations hereunder to the extent GRIEN fails to promptly notify DEERFIELD of any event or circumstances that may give rise to a claim hereunder to the extent that failure to give such prompt notice actually prejudices DEERFIELD in defending such claim. GRIEN shall cooperate with DEERFIELD in all matters related to the defense of any such claim and DEERFIELD shall reimburse GRIEN for all reasonable out-of-pocket expenses that GRIEN incurs in connection with such defense, up to a maximum of $10,000.
     10.  Expenses.  Each of the Parties hereto shall pay their own fees and expenses incident to the negotiation and preparation of this Agreement; provided, however, DEERFIELD shall pay KRAUS & ZUCHLEWSKI LLP up to $10,000 for reasonable attorney’s fees incurred in connection with such firm’s representation of GRIEN in connection herewith; provided, further, that such firm provides Deerfield with reasonable documentation of such fees prior to seeking reimbursement.
     11.  Complete Agreement.  This Agreement supersedes all previous agreements between GRIEN and the Company with respect to the subject matter referred to herein. The Parties affirm that the only consideration for his executing this Agreement are the payments and promises expressly contained or described herein. GRIEN further represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any promise, inducement, representation, or statement by Releasees about the subject matter, meaning, or effect of this Agreement that is not stated in this document
     12.  Binding Effect.  This Agreement shall be binding upon the Parties and upon GRIEN’s spouse, next of kin, heirs, attorneys, representatives, administrators, executors, successors, and assigns, and shall apply fully to DEERFIELD and Releasees, and each of them individually, and to their heirs, administrators, representatives, executors, successors, and assigns.
     13.  Construction.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning. The Parties acknowledge that they shall not be construed in favor of on Party relative to the other Party. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be excluded from the Agreement, but the validity of the remaining parts, terms, or provisions shall not be affected. Additionally, this Agreement shall be construed under the laws of the State of Illinois.
     14.  Waiver.  DEERFIELD may waive GRIEN’S compliance with any of the covenants, agreements or conditions contained herein; provided that any agreement on the part of DEERFIELD to effect any such waiver shall be valid only if set forth on an instrument in writing signed on behalf of DEERFIELD and any waiver shall only act with respect to the specific matter waived and shall not be deemed a continuing waiver. No matter shall be deemed waived by prior failure to enforce the same or by course of conduct.
     15.  Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by DEERFIELD and GRIEN.
     16.  Dispute Resolution.  Any dispute arising in connection with this Agreement shall be resolved in accordance with the dispute resolution provisions contained in Section 8(d) of the Employment Agreement.
     17.  Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via facsimile, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party hereto shall have designated by notice in writing to the other parties hereto in the manner provided by this paragraph:

If to DEERFIELD:	DEERFIELD CAPITAL CORP. Attn: Frederick White 6250 North River Road, 9th Floor Rosemont, Illinois, 60018

If to GRIEN:	Robert C. Grien 525 East 89th Street Apt. 1-BC New York, NY 10128

With copies to:	Pearl Zuchlewski Kraus & Zuchlewski LLP 500 Fifth Avenue Suite 5100 New York, NY 10110-5197
     IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first written above.
ROBERT C. GRIEN

/s/ Robert C. Grien

DEERFIELD CAPITAL CORP.

/s/ Frederick L. White
By: Frederick L. White
Name: Senior Vice President, General Counsel and Secretary

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